Exhibit 99.1

NEWS	Contact: Loren Singletary (713) 346-7807

FOR IMMEDIATE RELEASE

NATIONAL OILWELL VARCO Reports second quarter 2019 Results

HOUSTON, TX, July 29, 2019 — National Oilwell Varco, Inc. (NYSE: NOV) today reported second quarter 2019 revenues of $2.13 billion, an increase of 10 percent compared to the first quarter of 2019 and an increase of one percent from the second quarter of 2018. Net loss for the second quarter of 2019 was $5.39 billion, which included non-cash, pre-tax charges (“other items”, see Other Corporate Items for additional detail) of $5.77 billion. Adjusted EBITDA (operating profit excluding depreciation, amortization, and other items) increased $55 million sequentially to $195 million, or 9.1 percent of sales.

“NOV continues to face challenging cross-currents as it navigates a generational oilfield downturn.  International and offshore markets are exhibiting growth, while North America land markets are declining as customers slash spending.  Nevertheless, consolidated results improved sequentially in each of our three business segments, as we pivot to higher-growth areas,” commented Clay Williams, Chairman, President, and CEO. “We were pleased to see demand for NOV’s technology and equipment from international and offshore customers drive our third consecutive quarter of rising bookings for capital equipment.”

“Though we are well-positioned to support growth in the offshore and international markets as customers increase activity after years of curtailed spending, severe capital austerity and lower activity in North America are resulting in a rapid change in our business mix. This presents NOV with both opportunities and challenges. Growing backlogs will allow us to better balance loading and improve absorption across NOV’s global footprint, while the mix shift creates potential for temporary inventory and payment dislocations.  We are nevertheless resolute on improving the working capital intensity of our business as we execute through the second half of the year.”

“The increased emphasis on capital discipline from our customer base is driving them to do more with less, and it has become clear in the second quarter that this approach is not going away anytime soon.  Recognition of this challenging market dynamic, as well as lower equity values and diminished availability of capital for the energy sector led to the Company’s significant impairment charge this quarter.  In this environment NOV is focused on cutting our cost structure and managing working capital to improve cash flow and return on capital, while we continue to address our customers’ most challenging needs with the critical technology and equipment that NOV provides.”

Wellbore Technologies

Wellbore Technologies generated revenues of $850 million in the second quarter of 2019, an increase of five percent from the first quarter of 2019 and an increase of seven percent from the second quarter of 2018. Improving international market conditions drove a 14 percent sequential improvement in markets outside North America, while U.S. revenues increased two percent amid declining drilling activity levels. Operating loss was $3.30 billion and included $3.35 billion of other items. Adjusted EBITDA increased 15 percent sequentially to $134 million, or 15.8 percent of sales. Higher volumes and cost savings initiatives resulted in 40 percent Adjusted EBITDA incrementals (the change in Adjusted EBITDA divided by the change in revenue).

Completion & Production Solutions

Completion & Production Solutions generated revenues of $663 million in the second quarter of 2019, an increase of 14 percent from the first quarter of 2019 and a decrease of 10 percent from the second quarter of 2018. Most of the segment’s business units posted sequential revenue increases on rising demand from international and offshore markets for completion and production-related equipment. Operating loss was $1.93 billion and included $1.94 billion in other items. Adjusted EBITDA increased 86 percent sequentially to $52 million, or 7.8 percent of sales.

New orders booked during the quarter totaled $548 million, marking the segment’s highest quarterly order intake in five years and representing a book-to-bill of 145 percent when compared to the $379 million of orders shipped from backlog. At June 30, 2019, backlog for capital equipment orders for Completion & Production Solutions was $1.22 billion.

Rig Technologies

Rig Technologies generated revenues of $671 million in the second quarter of 2019, an increase of 11 percent from the first quarter of 2019 and an increase of three percent from the second quarter of 2018. The segment realized greater contributions from offshore projects and growing demand for aftermarket parts and services. Operating loss was $422 million and included $474 million of other items. Adjusted EBITDA increased 32 percent sequentially to $74 million, or 11.0 percent of sales.

New orders booked during the quarter grew 14 percent to $310 million, representing a book-to-bill of 109 percent when compared to the $284 million of orders shipped from backlog. At June 30, 2019, backlog for capital equipment orders for Rig Technologies was $3.17 billion.

Other Corporate Items

During the second quarter, the Company evaluated the carrying value of its long-lived assets due to several market indicators hitting new decade-lows. Based on the evaluation, the Company recorded a charge of $5.37 billion to write down goodwill, intangible assets, and fixed assets. The Company also recognized an additional $399 million in restructuring charges during the second quarter. Corporate costs included $11 million of other items. See reconciliation of Adjusted EBITDA to Net Income.

As of June 30, 2019, the Company had total debt of $2.48 billion, with $3.00 billion available on its revolving credit facility, and $1.12 billion in cash and cash equivalents.

Significant Achievements

NOV secured a sizeable jacking system order from Jan de Nul, an offshore construction company based in Belgium. The 96 BLM-D130 jacking units, which are designed for heavy duty and long lifecycles, will be installed on a wind turbine installation vessel to be delivered in Q4 2020. The new vessel will have a total lifting capacity of 48,000 tons, making it the first installation unit suitable for wind turbine generation above 10 MW.

NOV was awarded a contract for a monoethylene glycol (MEG) regeneration module for the Tortue project. The scope includes engineering, design, and fabrication of proprietary NOV technology for MEG regeneration with a capacity of 12 m³/h. MEG regeneration and reclamation is unique technology critical for the operation of gas and LNG fields, where MEG is chosen for hydrate inhibition. The module will be installed on the Tortue FPSO located in Mauritania close to the Senegal border. This significant win follows previous 2019 awards NOV has won, including the MEG regeneration and reclamation package for Lingshui in China and ONGC in India, as well as FEED and concept studies.

NOV’s SelectShift™ downhole adjustable motor reached a major milestone, having drilled over 100,000 ft. On a recent run, the SelectShift drilled a 12,985-ft lateral, which was the longest SelectShift run in terms of footage drilled to date. Through 29 field runs, 1,298 drilling and circulating hours, and more than 262 straight/low bend mode shifts downhole, the SelectShift tool has been proven as a viable method of eliminating trips, optimizing drilling parameters, improving hole quality, and increasing ROP throughout all well sections.

NOV was awarded a significant contract for the supply of TK™ glass-reinforced epoxy (GRE) lining products for the Dutch geothermal market. This initial order of Tuboscope’s market-leading corrosion-control system allows the Company to enter into a previously unexplored market, building on NOV’s core competencies while expanding its expertise and footprint into a new sector. The Dutch government is looking to NOV to provide technology that can cost effectively handle the high temperatures and corrosive nature of fluids used in the process associated with geothermal energy production. Commencement of the lining process is anticipated to begin in Q3 of this year with further opportunities in the pipeline.

NOV installed and commissioned five additional NOVOS™ offshore automation packages during the quarter, further expanding the presence and impact of NOV's premier automation technologies in the offshore market. These latest systems are going to work for an array of drilling contractors and their operators with eleven additional systems slated for installation during the second half of 2019. NOV also received orders for ten land systems during the second quarter, as customer demand for process automation that meaningfully benefits operational efficiency and consistency remains high.

NOV was awarded the contract to supply a large submerged turret production (STP™) system for Samsung Heavy Industries Co. Ltd in the second quarter. The STP system, a unique, innovative, and flexible turret mooring system for FPSO vessels, will be used for Reliance Industries' FPSO on a major deepwater gas and condensate project off India's east coast in the Bay of Bengal.

NOV secured the sale of 22,000 ft of IntelliServ™ wired drill pipe to an independent pipe rental company operating in the offshore Europe market. This sale reflects the growing demand from leading operators for the benefits of high-speed wired-drill-pipe telemetry and associated optimization and automation services. The wired drill pipe string is already deployed for an operator on a 2-year drilling automation project that incorporates our NOVOS™ automation platform, eVolve™ optimization services and BlackStream™ drilling dynamics tools.

NOV has been awarded a multi-year drilling fluids and solids control service supply contract by a major IOC operating in the Vaca Muerta shale play in Argentina. The operator will be drilling with synthetic-based mud and has entrusted NOV to provide this critical path service for their unconventional drilling operations. This project award further strengthens NOV's position as a premium fluids provider in Latin America and opens the door for additional opportunities to work on technically challenging projects with other IOCs within the region.

NOV sold two 20,000-psi (20K) blowout preventer (BOP) stacks to Transocean, becoming the first oilfield equipment manufacturer to successfully design, engineer, and sell such a package. NOV’s 20K BOP stack is designed to optimize uptime and reduce unplanned stack pulls, reaffirming the Company’s commitment to technical authority, engineering excellence, and safety. The historic sale of this equipment and technology package is the culmination of 5 years of extensive work and marks another advancement for the offshore industry as it seeks to safely and efficiently drill the world’s most challenging reservoirs. The 20K BOP stack is designed for use with extremely high-pressure reservoirs and can be used in ultra-deepwater. The initial deployment is expected in 2021 on a 20K well in the Gulf of Mexico.

The market acceptance of NOV’s NXT™ upgrade modules for the Tolteq™ measurement-while-drilling (MWD) platform continued in the second quarter. Based on the performance achieved in a harsh application in Oklahoma, a directional driller awarded NOV multiple orders for its top-mount pulser. Additionally, NOV successfully demonstrated the new fast pulsing capability provided by the NXT mud-pulse system. This capability enables directional drillers to receive real-time data at twice the frequency of legacy MWD systems.

NOV was awarded two separate multi-year contracts with long-standing IOCs operating offshore West Africa. The contracts’ scope of work consists of installation, rental, and service of drill cuttings handling systems that utilize the Brandt FreeFlow™ positive pressure system. FreeFlow technology safely contains and pneumatically transfers drill cuttings generated during the drilling process from the rig to be transported for final treatment and disposal in accordance with zero discharge regulations.

Second Quarter Earnings Conference Call

NOV will hold a conference call to discuss its second quarter 2019 results on July 30, 2019 at 10:00 AM Central Time (11:00 AM Eastern Time). The call will be broadcast simultaneously at www.nov.com/investors. A replay will be available on the website for 30 days.

About NOV

National Oilwell Varco (NYSE: NOV) is a leading provider of technology, equipment, and services to the global oil and gas industry that supports customers’ full-field drilling, completion, and production needs. Since 1862, NOV has pioneered innovations that improve the cost-effectiveness, efficiency, safety, and environmental impact of oil and gas operations. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

Certain prior period amounts have been reclassified in this press release to be consistent with current period presentation.

CONTACTS:

Loren Singletary

Chief Investor and Industry Relations Officer

(713) 346-7807

Loren.Singletary@nov.com

Blake McCarthy

Vice President, Corporate Development and Investor Relations

(713) 815-3535

Blake.McCarthy@nov.com

NATIONAL OILWELL VARCO, INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS) (Unaudited)

(In millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2019	2018	2019	2019	2018
Revenue:
Wellbore Technologies	$850	$793	$807	$1,657	$1,504
Completion & Production Solutions	663	738	581	1,244	1,408
Rig Technologies	671	651	603	1,274	1,134
Eliminations	(52)	(76)	(51)	(103)	(145)
Total revenue	2,132	2,106	1,940	4,072	3,901
Gross profit	62	355	256	318	642
Gross profit %	2.9%	16.9%	13.2%	7.8%	16.5%

Selling, general, and administrative	417	303	304	721	591
Long-lived asset impairment	5,373	—	—	5,373	—
Operating profit (loss)	(5,728)	52	(48)	(5,776)	51
Interest and financial costs	(25)	(23)	(25)	(50)	(47)
Interest income	6	5	6	12	12
Equity income (loss) in unconsolidated affiliates	(2)	(1)	—	(2)	1
Other income (expense), net	(8)	(3)	(18)	(26)	(50)
Income (loss) before income taxes	(5,757)	30	(85)	(5,842)	(33)
Provision (benefit) for income taxes	(373)	5	(10)	(383)	8
Net income (loss)	(5,384)	25	(75)	(5,459)	(41)
Net (income) loss attributable to noncontrolling interests	5	1	2	7	3
Net income (loss) attributable to Company	$(5,389)	$24	$(77)	$(5,466)	$(44)
Per share data:
Basic	$(14.11)	$0.06	$(0.20)	$(14.35)	$(0.12)
Diluted	$(14.11)	$0.06	$(0.20)	$(14.35)	$(0.12)
Weighted average shares outstanding:
Basic	382	378	380	381	377
Diluted	382	381	380	381	377

NATIONAL OILWELL VARCO, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)

	June 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$1,121	$1,427
Receivables, net	1,973	2,101
Inventories, net	2,858	2,986
Contract assets	585	565
Other current assets	229	200
Total current assets	6,766	7,279

Property, plant and equipment, net	2,356	2,797
Lease right-of-use assets	698	—
Goodwill and intangibles, net	4,106	9,284
Other assets	423	436
Total assets	$14,349	$19,796

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$695	$722
Accrued liabilities	955	1,088
Contract liabilities	455	458
Current portion of lease liabilities	116	7
Accrued income taxes	—	66
Total current liabilities	2,221	2,341

Lease liabilities	696	222
Long-term debt	2,483	2,482
Other liabilities	462	862
Total liabilities	5,862	5,907

Total stockholders’ equity	8,487	13,889
Total liabilities and stockholders’ equity	$14,349	$19,796

The Company adopted ASC 842, Leases, effective January 1, 2019 resulting in the addition of $590 million in assets and liabilities on the Company’s June 30, 2019 consolidated balance sheet.

NATIONAL OILWELL VARCO, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	Six Months Ended
	June 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(5,459)	$(41)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	331	347
Long-lived asset impairment	5,373	—
Working capital and other operating items, net	(356)	(196)
Net cash provided (used) by operating activities	(111)	110

Cash flows from investing activities:
Purchases of property, plant and equipment	(97)	(102)
Business acquisitions, net of cash acquired	(65)	(280)
Other	6	22
Net cash used in investing activities	(156)	(360)

Cash flows from financing activities:
Cash dividends paid	(38)	(38)
Other	(1)	18
Net cash used in financing activities	(39)	(20)
Effect of exchange rates on cash	—	(30)
Decrease in cash and cash equivalents	(306)	(300)
Cash and cash equivalents, beginning of period	1,427	1,437
Cash and cash equivalents, end of period	$1,121	$1,137

NATIONAL OILWELL VARCO, INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS) (Unaudited)

(In millions)

The Company discloses Adjusted EBITDA (defined as Operating Profit excluding Depreciation, Amortization and, when applicable, Other Items) in its periodic earnings press releases and other public disclosures to provide investors additional information about the results of ongoing operations. The Company uses Adjusted EBITDA internally to evaluate and manage the business. Adjusted EBITDA is not intended to replace GAAP financial measures, such as Net Income. Other items include included impairment charges, inventory charges, severance accruals, and other restructuring costs.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2019	2018	2019	2019	2018
Operating profit (loss):
Wellbore Technologies	$(3,295)	$38	$19	$(3,276)	$50
Completion & Production Solutions	(1,932)	40	(35)	(1,967)	56
Rig Technologies	(422)	62	31	(391)	80
Eliminations and corporate costs	(79)	(88)	(63)	(142)	(135)
Total operating profit (loss)	$(5,728)	$52	$(48)	$(5,776)	$51

Other items:
Wellbore Technologies	$3,345	$—	$(2)	$3,343	$(3)
Completion & Production Solutions	1,939	—	11	1,950	3
Rig Technologies	474	—	2	476	6
Corporate	11	—	—	11	(18)
Total other items	$5,769	$—	$11	$5,780	$(12)

Depreciation & amortization:
Wellbore Technologies	$84	$95	$100	$184	$189
Completion & Production Solutions	45	54	52	97	108
Rig Technologies	22	22	23	45	43
Corporate	3	3	2	5	7
Total depreciation & amortization	$154	$174	$177	$331	$347

Adjusted EBITDA:
Wellbore Technologies	$134	$133	$117	$251	$236
Completion & Production Solutions	52	94	28	80	167
Rig Technologies	74	84	56	130	129
Eliminations and corporate costs	(65)	(85)	(61)	(126)	(146)
Total Adjusted EBITDA	$195	$226	$140	$335	$386

Reconciliation of Adjusted EBITDA:
GAAP net income (loss) attributable to Company	$(5,389)	$24	$(77)	$(5,466)	$(44)
Noncontrolling interests	5	1	2	7	3
Provision (benefit) for income taxes	(373)	5	(10)	(383)	8
Interest expense	25	23	25	50	47
Interest income	(6)	(5)	(6)	(12)	(12)
Equity (income) loss in unconsolidated affiliate	2	1	—	2	(1)
Other (income) expense, net	8	3	18	26	50
Depreciation and amortization	154	174	177	331	347
Other items	5,769	—	11	5,780	(12)
Total Adjusted EBITDA	$195	$226	$140	$335	$386